Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Astec Industries, Inc. 401(k) Retirement Plan of our report dated February 25, 2004 (except for Note 8, as to which the date is March 4, 2004), with respect to the consolidated financial statements and schedule of Astec Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chattanooga, TN
March 31, 2006